UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Landcadia Holdings IV, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LANDCADIA HOLDINGS IV, INC.
1510 West Loop South
Houston, Texas 77027

SUPPLEMENT NO. 2 TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF PUBLIC WARRANTHOLDERS

TO BE HELD ON SEPTEMBER 22, 2023

Dear Landcadia Holdings IV, Inc. Public Warrantholder:

On August 25, 2023, Landcadia Holdings IV, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S Securities and Exchange Commission (the “SEC”) in connection with the Company’s special meeting of its public warrantholders (the “Public Warrantholder Special Meeting”), to be held at 11:30 a.m., Eastern Time, on September 22, 2023 virtually, at https://www.cstproxy.com/landcadiaholdingsiv/whm2023.

On September 18, 2023, the Company filed a supplement to the Proxy Statement (“Supplement No. 1”) to inform its public warrantholders that the Company has decided to increase the amount public warrantholders will receive upon conversion of the public warrants from $0.25 per public warrant to $0.40 per public warrant if the Warrant Amendment Proposal is approved at the Public Warrantholder Special Meeting. The Company is filing this Supplement No. 2 (this “Supplement”) to the Proxy Statement solely to clarify the effect the Warrant Agreement Amendment will have on public warrantholders. If the Warrant Amendment Proposal is approved, the Warrant Agreement will be amended so that each public warrant is converted, upon the consummation of a business combination, into the right to receive $0.40 per public warrant, payable in cash or shares of the Company’s common stock (valued at $10.00 per share), at the discretion of the Company. This means, for example, that if a public warrantholder holds 1,000 public warrants at the time the Company consummates a business combination, such public warrantholder’s 1,000 public warrants would be converted into either the right to receive $400 in cash or 40 shares of the Company’s common stock (pursuant to the $10.00 per share valuation), at the discretion of the Company.

This Supplement should be read in conjunction with the Proxy Statement and Supplement No. 1, and other than the change described above, this Supplement does not modify any other information in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by Supplement No. 1 and as further supplemented hereby.

Only holders of record of the Company’s public warrants as of the close of business on August 23, 2023, which is the record date for the Public Warrantholder Special Meeting (the “Record Date”), are entitled to notice of, and to vote at, the Public Warrantholder Special Meeting or any adjournment or postponement thereof. On the Record Date, 12,500,000 public warrants were outstanding and entitled to vote. The Company’s stockholders do not have voting rights at the Public Warrantholder Special Meeting. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

You should read the Proxy Statement and other documents that the Company has filed with the SEC, together with this Supplement, for more complete information about the Company and the proposals. If you have questions about the proposals or if you need additional copies of the Proxy Statement or the accompanying proxy card you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: LCA.info@investor.morrowsodali.com

On behalf of the Board, we would like to thank you for your support of Landcadia Holdings IV, Inc.

September 18, 2023	By Order of the Board of Directors,

/s/ Tilman J. Fertitta	/s/ Richard Handler
Tilman J. Fertitta, Co-Chairman and Chief Executive Officer	Richard Handler, Co-Chairman and President

Your vote is important. If you are a public warrantholder of record, please sign, date and return your proxy card as soon as possible to make sure that your public warrants are represented at the Public Warrantholder Special Meeting. If you are a public warrantholder of record, you may also cast your vote virtually at the Public Warrantholder Special Meeting. If your public warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your public warrants, or you may cast your vote virtually at the Public Warrantholder Special Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Warrant Amendment Proposal, and an abstention will have the same effect as voting against the Warrant Amendment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Warrant Adjournment Proposal.

This Supplement is dated September 18, 2023.